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                                                                      EXHIBIT 21







                        SALEM COMMUNITY BANKSHARES, INC.




                Subsidiaries of Salem Community Bankshares, Inc.

              Salem Bank and Trust, N.A., a wholly-owned subsidiary incorporated under the laws of the Commonwealth of Virginia

               S. B. & T. Service Corp., a wholly-owned subsidiary
                          of Salem Bank and Trust, N.A.
           incorporated under the laws of the Commonwealth of Virginia